Exhibit 10.23
MASTER REPURCHASE AGREEMENT
COLUMN FINANCIAL, INC., as buyer (the “Buyer”) and
ARBOR REALTY SR, INC., as a seller (“Seller”), and
ARBOR TRS HOLDING COMPANY INC., as a seller (“Seller”), and
ARBOR REALTY TRUST INC. (“ART”), as a guarantor (a “Guarantor”), and
ARBOR REALTY LIMITED PARTNERSHIP, as a guarantor (a “Guarantor”, and together with
ARBOR REALTY TRUST INC., the “Guarantors”), and
ARBOR REALTY MEZZANINE LLC (“Mezzanine Loan Subsidiary”)
Dated October 26, 2006

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19.	SINGLE AGREEMENT	59

20.	NOTICES AND OTHER COMMUNICATIONS	59

21.	ENTIRE AGREEMENT; SEVERABILITY	61

22.	NON ASSIGNABILITY	61

23.	SET-OFF	62

24.	BINDING EFFECT; GOVERNING LAW; JURISDICTION	62

25.	NO WAIVERS, ETC.	63

26.	INTENT	63

27.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS	64

28.	POWER OF ATTORNEY	64

29.	BUYER MAY ACT THROUGH AFFILIATES	64

30.	INDEMNIFICATION; OBLIGATIONS; RECOURSE	64

31.	COUNTERPARTS	65

32.	CONFIDENTIALITY	66

33.	RECORDING OF COMMUNICATIONS	66

34.	EXIT FEE	66

35.	ADMINISTRATION FEE	67

36.	PERIODIC DUE DILIGENCE REVIEW	67

37.	RESERVED	67

38.	AUTHORIZATIONS	67

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39.	DOCUMENTS MUTUALLY DRAFTED	68

40.	GENERAL INTERPRETIVE PRINCIPLES	68
SCHEDULES

Schedule 1 – Representations and Warranties with Respect to Purchased Assets

Schedule 2 – Authorized Representatives

EXHIBITS

Exhibit A –	Form of Transaction Request

Annex 1 – Purchased Asset Schedule

Annex 2 – Summary Diligence Materials

Exhibit B –	Form of Purchase Confirmation

Exhibit C –	Form of Closing Data Tape

Exhibit D –	Form of Officer’s Compliance Certificate

Exhibit E –	Form of Custodial Delivery Letter

Exhibit F –	Form of Opinion of Sellers’ and Guarantors’ and Mezzanine Loan Subsidiary’s counsel

Exhibit G –	Officer’s Certificate of the Sellers, Guarantors and Mezzanine Loan Subsidiary and Corporate Resolutions of Sellers, Guarantor, and Mezzanine Loan Subsidiary

Exhibit H –	Form of Servicer Notice

Exhibit I –	Form of Asset File

Exhibit J –	Form of Trust Receipt

Exhibit K –	Form of Distribution Worksheet

Exhibit L –	Form of Servicing Report

Exhibit M –	Form of Mezzanine Loan Subsidiary Acknowledgment

Exhibit N –	Form of Notice to Borrower

Exhibit O –	Form of Irrevocable Instruction Letter

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1. Applicability
          From time to time the parties hereto may enter into transactions in which a Seller agrees to transfer to Buyer Purchased Assets and the Mezzanine Loan Subsidiary Interests (valued from time to time based on the Mezzanine Loans owned by the Mezzanine Loan Subsidiary) (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Purchased Assets, Mezzanine Loan Subsidiary Interests and Mezzanine Loans at a date certain or on demand, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.
          On the initial Purchase Date, Buyer will purchase the Mezzanine Loan Subsidiary Interests from the applicable Seller in connection with the initial Transaction.
          After the initial Purchase Date, as part of separate Transactions Sellers may request and Buyer will fund, subject to the terms and conditions of this Repurchase Agreement, an increase in the Purchase Price for the Mezzanine Loan Subsidiary Interests based upon the acquisition of additional Mezzanine Loans by the Mezzanine Loan Subsidiary.
2. Definitions
          Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
          “1933 Act” has the meaning set forth in Section 16(l) hereof.
          “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
          “Accepted Servicing Practices” means, with respect to any Purchased Asset, those servicing practices of prudent institutions which service assets of the same type as such Purchased Asset in the jurisdiction where the related Mortgaged Property or underlying asset is located.
          “Accrual Period” means, with respect to the first Price Differential Payment Date, the period from and including the applicable Purchase Date to but excluding such first Price Differential Payment Date, and, with respect to any subsequent Price Differential Payment Date, the period from and including the previous Price Differential Payment Date to but excluding such subsequent Price Differential Payment Date.
          “Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.
          “Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus Subordinated Debt, minus all intangible assets, including capitalized servicing rights, goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, prepaid expenses, prepaid assets, receivables from shareholders, Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP.
          “Administration Fee” has the meaning set forth in the Fee Letter.
          “Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Notwithstanding the foregoing, an entity in which such Person holds only a preferred equity interest shall not be deemed an Affiliate of such Person.
          “Agent” means Column Financial, Inc. or any affiliate or successor thereto.
          “Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.
          “ALTA” means the American Land Title Association or any successor in interest thereto.
          “Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property or Underlying Mortgaged Property, as applicable.
          “Asset File” means, the documents specified on Exhibit I, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.
          “Asset Value” means with respect to each Eligible Asset, the applicable Purchase Price Percentage for the related Purchased Asset multiplied by the lesser of (a) the Market Value of such Purchased Asset and (b) the outstanding principal balance of such Purchased Asset.

          (a) Without limiting the generality of the foregoing, each Seller acknowledges that the Asset Value of a Purchased Asset may be reduced to zero by Buyer if:
     (i) such Purchased Asset ceases to be an Eligible Asset;
     (ii) such Purchased Asset (other than a Purchased Asset that is a Physical Security) has been released from the possession of the Custodian under the Custodial Agreement (other than to a Bailee pursuant to a Bailee Agreement) for a period in excess of 10 calendar days;
     (iii) such Purchased Asset (other than a Purchased Asset that is a Physical Security) has been released from the possession of the Custodian under the Custodial Agreement to a Bailee pursuant to a Bailee Agreement for a period in excess of 20 calendar days;
     (iv) such Purchased Asset is a Non-Performing Asset;
     (v) such Purchased Asset contains a breach of a representation or warranty made by a Seller in this Agreement or the Custodial Agreement;
     (vi) on or after the Concentration Limit Trigger Date, when the Purchase Price for such Purchased Asset is added to other Purchased Assets, a breach of a Concentration Limit occurs;
     (vii) when the Purchase Price for such Purchased Asset is added to any two (2) other Purchased Assets, such Purchased Assets shall have a combined Purchase Price greater than $125 million; or
     (viii) which is a Table Funded Purchased Asset in respect of which the Asset Files have not been delivered to the Custodian within three (3) Business Days following the Purchase Date.
          “Asset Value Margin Call” has the meaning specified in Section 6(a) hereof.
          “Asset Value Margin Deficit” has the meaning specified in Section 6(a) hereof.
          “Assignment and Acceptance” has the meaning set forth in Section 22 hereof.
          “Assignment of Leases” means, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Mortgaged Property is located to reflect the assignment of leases.
          “Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

          “Backup Servicer” means KeyCorp Real Estate Capital Markets, Inc. d/b/a KeyBank Real Estate Capital or any other servicer approved by Buyer and Sellers in accordance with the terms of the Backup Servicing Agreement.
          “Backup Servicing Agreement” means that certain backup servicing agreement, dated as of the date hereof, among the Buyer, the Sellers and the Backup Servicer as the same may be amended from time to time.
          “Bailee” means, with respect to each Table Funded Purchased Asset, the related title company or other settlement agent, in each case, approved in writing by the Buyer in its sole discretion.
          “Bailee Agreement” means the Bailee Agreement among the Sellers, the Buyer and the Bailee in the form of Exhibit 11 to the Custodial Agreement.
          “Bailee’s Trust Receipt” means a Trust Receipt in the form of Attachment 2 to the Bailee Agreement.
          “Balloon Payment” means, for any Purchased Asset for which the final principal payment is substantially greater than periodic scheduled principal payments due thereunder, the payment due on its maturity date.
          “Bank” means North Folk Bank or such other party specified by Buyer and agreed to by Sellers, which approval shall not be unreasonably withheld.
          “Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.
          “Basic Mortgage Asset Document” means respect to (i) any Commercial Mortgage Loan, the original executed Mortgage Note and the original Assignment of Mortgage, (ii) any Mezzanine Loan, the original executed Mezzanine Loan note, the second mortgage and pledge agreement, the original stock certificates or other evidence of the pledged interests (if applicable) and the assignment of the foregoing, and (iii) any Junior Interest, the original executed note.
          “Breakage Costs” has the meaning set forth in Section 4(d) hereof.
          “Business Day” means any day other than (i) a Saturday or Sunday; (ii) a public or bank holiday in New York City or (iii) any day on which the New York Stock Exchange is closed.
          “Buyer” means Column Financial, Inc., and any successor or assign hereunder.
          “Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
          “Care Facility” means a congregate care facility or assisted living facility, nursing home, hospice, hospital or other healthcare facility.
          “CDO Transaction” means a CDO transaction of a Seller or an Affiliate of a Seller with respect to any of the Purchased Assets for which Credit Suisse First Boston or an Affiliate thereof acts as co-lead manager/underwriter.
          “Change in Control” means:
(A) any transaction or event as a result of which any Guarantor ceases to own, beneficially or of record, 100% of the stock interests any Seller;
(B) any transaction or event as a result of which Ivan Kaufman, members of his immediate family and/or entities owned by, or trusts established for the benefit of, Ivan Kaufman and the members of his immediate family cease to own greater than 50% of Arbor Commercial Mortgage LLC;
(C) any transaction or event as a result of which ART and/or Arbor Commercial Mortgage LLC, collectively, cease to own, beneficially or of record, 100% of the membership interests of Arbor Realty Limited Partnership;
(D) any transaction or event as a result of which Arbor Commercial Mortgage LLC ceases to be the manager of ART;
(E) the sale, transfer, or other disposition of all or substantially all any Seller’s or any Guarantor’s assets (excluding any such action taken in connection with this Agreement or any securitization transaction); or
(F) any transaction or event as a result of which a “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Arbor Commercial Mortgage LLC shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of capital stock of ART entitled to vote generally in the election of directors of 20% or more.

          “Closed Asset” means an asset as to which (a) the related note and mortgaged have been delivered to a Seller and (b) funds have been disbursed to the mortgagor, in each case, prior to the related Purchase Date.
          “Closing Data Tape” means, with respect to any Transaction as of any Purchase Date, a computer tape or other electronic medium generated by a Seller or any of its Affiliates and delivered to Buyer and Custodian, which provides, with respect to each Purchased Asset that is the subject of such Transaction, each of the data fields set forth on Exhibit C attached hereto and the information responsive to each such field, as well as any and all new, modified or updated information with respect to such Purchased Asset that has been provided to Buyer prior to the applicable Purchase Date and as to which the Purchase Price or any other information set forth in the Purchase Confirmation for such Transaction has been based, in each case in a format that has previously been approved by Buyer and is otherwise acceptable to Buyer.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Column Assets” means any Eligible Asset issued or extended by Buyer or an Affiliate of Buyer.
          “Commercial Mortgage Loan” means a Mortgage Loan (a) secured by a first mortgage lien on an Office Building, a Retail property, a Hotel or Motel or other commercial or Multifamily property, (b) with a Loan-to-Value Ratio of 82% or less and (c) as to which the representations and warranties in Schedule 1(a) hereof are correct.
          “Complete Submission” means with respect to any Transaction, the Summary Diligence Materials together with a Preliminary Data Tape.
          “Concentration Limit” means:
          (a) The aggregate Purchase Price of all Mezzanine Loans that are Purchased Assets shall not exceed 35% of the Maximum Aggregate Purchase Price; or
          (b) The aggregate Purchase Price of all Purchased Assets that are secured by Office Buildings that are Eligible Assets shall not exceed 60% of the aggregate outstanding Purchase Price; or
          (c) The aggregate Purchase Price of all Purchased Assets that are secured by Retail properties that are Eligible Assets shall not exceed 60% of the aggregate outstanding Purchase Price; or
          (d) The aggregate Purchase Price of all Purchased Assets that are secured by Multifamily properties that are Eligible Assets shall not exceed 75% of the aggregate outstanding Purchase Price; or
          (e) The aggregate Purchase Price of all Purchased Assets that are secured by Hotels or Motels that are Eligible Assets shall not exceed 40% of the aggregate outstanding Purchase Price; or

          (f) The aggregate Purchase Price of all Purchased Assets that are secured by Condo Conversion properties that are Eligible Assets shall not exceed 15% of the aggregate outstanding Purchase Price; or
          (g) The aggregate Purchase Price of all Purchased Assets that are secured by properties other than Office Buildings, Retail, Multifamily, Hotels, Motels or Condo Conversion properties that are expressly approved by Buyer in its sole discretion shall not exceed 10% of the aggregate outstanding Purchase Price; or
          (h) The aggregate Purchase Price of all Purchased Assets with Underlying Mortgaged Property located in the State of New York shall not exceed 60% of the aggregate outstanding Purchase Price; or
          (i) The aggregate Purchase Price of all Purchased Assets with Underlying Mortgaged Property located in the State of California shall not exceed 50% of the aggregate outstanding Purchase Price; or
          (j) The aggregate Purchase Price of all Purchased Assets with Underlying Mortgaged Property located in the District of Columbia shall not exceed 30% of the aggregate outstanding Purchase Price; or
          (k) The aggregate Purchase Price of all Purchased Assets with Underlying Mortgaged Property located in the State of Florida shall not exceed 25% of the aggregate outstanding Purchase Price; or
          (l) The aggregate Purchase Price of all Purchased Assets with Underlying Mortgaged Property located in any one State (other than New York, California, Florida or the District of Columbia) shall not exceed 20% of the aggregate outstanding Purchase Price; or
          (m) The aggregate Purchase Price of all Table Funded Purchased Assets that are Purchased Assets shall not exceed the greater of (a) 25% of the Maximum Aggregate Purchase Price and (b) the Purchase Price of a single Purchased Asset.
          “Concentration Limit Margin Call” has the meaning specified in Section 6(b) hereof.
          “Concentration Limit Margin Deficit” has the meaning specified in Section 6(b) hereof.
          “Concentration Limit Trigger Date” means the date which follows the date hereof, and follows the date of any CDO Transaction which is the earlier of (a) six (6) months from the date hereof or the date of any CDO Transaction, as applicable, and (b) the first date on which the outstanding Purchase Price exceeds 50% of the Maximum Aggregate Purchase Price.
          “Condo Conversion” means a Multifamily which is secured by a Mortgaged Property that is in the process of being converted to and/or sold as condominium units in a condominium project.

          “Control Account Agreement” means that certain Control Account Agreement, dated as of the date hereof, among Buyer, the Sellers, the Servicer and Bank, as amended.
          “Custodial Agreement” means the custodial agreement dated as of the date hereof, among Sellers, Buyer and Custodian as the same may be amended from time to time.
          “Custodial Delivery Letter” means the form executed by Sellers in order to deliver the Purchased Asset Schedule and the Purchased Assets to the Custodian pursuant to Section 10(b)(4), a form of which is attached hereto as Exhibit E.
          “Custodian” means LaSalle Bank, National Association or such other party specified by Buyer and agreed to by Sellers, which approval shall not be unreasonably withheld.
          “Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
          “Distribution Worksheet” means a worksheet setting forth the amounts and recipients of remittances to be made on the next succeeding Price Differential Payment Date, substantially in the form of Exhibit K.
          “Dollars” and “$” means dollars in lawful currency of the United States of America.
          “Due Diligence Costs” has the meaning specified in Section 36 hereof.
          “Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.
          “Eligible Asset” means any Commercial Mortgage Loan, Mezzanine Loan or Junior Interest that, in each case, is acceptable to Buyer in its sole discretion, and conforms with the applicable representations and warranties on Schedule 1.
          “Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which a Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which a Seller is a member.
          “Event of Default” has the meaning specified in Section 15 hereof.
          “Event of Termination” means with respect to any Seller or any Guarantor (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (ii) the withdrawal of any Seller, any Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by any Seller, any Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller, any Guarantor or any ERISA Affiliate thereof to terminate any plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller, any Guarantor or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by any Seller, any Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for any Seller, any Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.
          “Exit Fee” has the meaning set forth in the Fee Letter.
          “Facility Fee” has the meaning set forth in the Fee Letter.
          “Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.
          “FDIA” has the meaning set forth in Section 26(c) hereof.
          “FDICIA” has the meaning set forth in Section 26(d) hereof.
          “Fee Letter” means the Fee Letter, dated as of even date herewith, between Buyer, the Guarantors and Sellers, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

          “Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Sellers’ regulators.
          “Fitch” means Fitch Ratings, Inc., or any successor thereto.
          “Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.
          “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller, Servicer, any Guarantor or Buyer, as applicable.
          “Ground Lease” means a lease for all or any portion of the real property comprising the Mortgaged Property, the lessee’s interest in which is held by the Mortgagor of the related Mortgage Loan.
          “Ground Lessee” means the ground lessee under a Ground Lease.
          “Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
          “Guarantor” means each of Arbor Realty Trust Inc. and Arbor Realty Limited Partnership, in its capacity as guarantor under the Guaranty.
          “Guaranty” means the guaranty of the Guarantors dated as of the date hereof as the same may be amended from time to time.
          “Hotel” or “Motel” means a real estate development owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, which constitutes a full operational hotel or motel which is part of a national reservation system (determined by the Buyer in its sole good faith discretion), including all land, amenities and improvements, with individual rooms principally for short-term rental to tenants occupying same.

          “Income” means with respect to any Purchased Asset at any time until repurchased by the Sellers, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.
          “Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person, provided, if such Person has not assumed or become liable for the payment of such Indebtedness, then for the purposes of this definition the amount of such Indebtedness shall not exceed the market value of the property subject to such Lien; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.
          “Indemnified Party” has the meaning set forth in Section 30(a) hereof.
          “Industrial Property” means a property owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, which constitutes a full operational property, held partially or principally for lease to commercial tenants in connection with manufacturing.
          “Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Assets, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and a party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.
          “Irrevocable Instruction Letter” means an irrevocable instruction letter substantially in the form of Exhibit O hereto.
          “Junior Interest” means (a) a junior “B” participation interest or certificate in a Commercial Mortgage Loan or Mezzanine Loan or (b) a “B note” in an A/B structure of a Commercial Mortgage Loan or Mezzanine Loan, in each case with a Loan-to-Value Ratio of 85% or less and as to which the representations and warranties in Schedule 1(b) hereof are correct.

          “LIBOR Period” means, the period from and including the immediately preceding Price Differential Payment Date (or, with respect to the first LIBOR Period for the Transaction, from and including the Purchase Date) to but excluding such Price Differential Payment Date, unless otherwise agreed to by the Buyer and the Sellers in writing.
          “LIBOR” means, with respect to each day during the applicable LIBOR Period, the rate per annum equal to the one month London Inter-Bank Offered Rate for United States Dollar deposits as reported on the display designated as “BBAM” “Page 1229a” on Bloomberg (or such other display as may replace “BBAM” “Page 1229a” on Bloomberg), as of 8:00 a.m., New York City time, on the date two (2) Business Days prior to the commencement of such LIBOR Period, and if such rate shall not be so quoted, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 8:00 a.m., New York City time, on the date two (2) Business Days prior to the commencement of the such LIBOR Period, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period corresponding to that set forth above or such other period as agreed upon in writing by the Buyer and the Sellers and in an amount comparable to the amount of the Transactions outstanding on such day.
          “Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.
          “Limited Liability Company Agreement” means the organizational documents governing any Mezzanine Loan Subsidiary as contemplated by this Repurchase Agreement.
          “Loan Security Agreement” means as to any Purchased Asset, any contract, instrument or other document related to security for repayment thereof (other than in the case of a Mortgage Loan, the related Mortgage and Mortgage Note), executed by the obligor and/or others in connection with such Mortgage Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.
          “Loan-to-Value Ratio” means with respect to any Eligible Asset, the ratio of the current outstanding principal amount of the Eligible Asset to the lesser of (a) the Appraised Value of the Mortgaged Property or Underlying Mortgaged Property at origination or (b) if the Mortgaged Property or Underlying Mortgaged Property was purchased within 12 months of the origination of the Eligible Asset, the purchase price of the Mortgaged Property or Underlying Mortgaged Property.
          “Margin Call” has the meaning specified in Section 6(c) hereof.
          “Margin Deadline” has the meaning specified in Section 6(d) hereof.
          “Margin Deficit” has the meaning specified in Section 6(c) hereof.
          “Market Value” means, as of any date with respect to any Purchased Asset, the price at which such Purchased Asset could readily be sold as determined by the Buyer in its good faith discretion. For purposes of determining the Market Value of the Mezzanine Loan Subsidiary Interests, the Buyer shall use the Market Value of the Mezzanine Loans owned by the Mezzanine Loan Subsidiary. Without limiting the generality of the foregoing, Buyer will deem the Market Value for any Purchased Asset no greater than its outstanding principal balance.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Seller, any Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of any Seller, any Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller, any Guarantor or any Affiliate that is a party to any Program Agreement.
          “Maximum Aggregate Purchase Price” means ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000). Subject to the terms hereof, the Maximum Aggregate Purchase Price may increase in accordance with the terms of Section 3(g) hereof.
          “Mezzanine Borrower” has the meaning set forth in paragraph 13 of Schedule 1(c).
          “Mezzanine Collateral” means the collateral pledged in respect of a Mezzanine Loan.
          “Mezzanine Loan” means a loan (a)(i) secured by a second mortgage lien on commercial real property to an entity that directly owns such commercial real property or (ii) to an entity owning an interest in a special purpose entity that directly owns commercial real property and such loan is secured by a pledge of excess cash flow after first mortgage debt service or equity interests in the owner of such commercial real property (b) with a Loan-to-Value Ratio of 90% or less and (c) as to which the representations and warranties in Schedule 1(c) hereof are correct.
          “Mezzanine Loan Documents” means the documentation governing a Mezzanine Loan.
          “Mezzanine Loan Subsidiary” shall mean Arbor Realty Mezzanine LLC, a wholly owned Subsidiary of the Sellers that is a Special Purpose Entity formed for the sole purpose of holding Mezzanine Loans.
          “Mezzanine Loan Subsidiary Agreement” shall mean that certain Mezzanine Loan Subsidiary Agreement, dated as of the date hereof, executed and delivered by a duly authorized officer of the Mezzanine Loan Subsidiary in favor of the Buyer.
          “Mezzanine Loan Subsidiary Interests” shall mean any and all of each Seller’s interests, including units of membership interest, in Mezzanine Loan Subsidiary including, without limitation, all its rights to participate in the operation or management of Mezzanine Loan Subsidiary and all its rights to properties, assets, member interests and distributions under the Limited Liability Company Agreement in respect of such member interests. “LLC Interests”

also include (i) all accounts receivable arising out of the applicable Limited Liability Company Agreement; (ii) all general intangibles arising out of the applicable Limited Liability Company Agreement; and (iii) to the extent not otherwise included, all proceeds of any and all the foregoing (including within proceeds, whether or not otherwise included therein, and any and all contractual rights of the Sellers under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Mezzanine Loan Subsidiary ).
          “Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.
          “Mortgage” means, with respect to each Mortgage Loan, each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.
          “Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.
          “Mortgage Loan” means a Commercial Mortgage Loan or a Junior Interest in a Commercial Mortgage Loan.
          “Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
          “Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note.
          “Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
          “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by a Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
          “Multifamily” means a Commercial Mortgage Loan secured by a first mortgage lien on a five-or-more family residential property, as to which the representations and warranties in Schedule 1(a) hereof are correct.
          “Net Income” means, for any Person for any period, the Net Income of such Person for such period as determined in accordance with GAAP.
          “Non-Performing Asset” means (i) any Eligible Asset for which any payment of principal or interest is (or has been in the preceding 12 months) more than twenty-nine (29) days past due, (ii) any Eligible Asset with respect to which the related obligor is in bankruptcy or (iii) any Eligible Asset with respect to which the related Mortgaged Property is in foreclosure.
          “Notice Date” has the meaning given to it in Section 3(b) hereof.

          “Notice to Borrower” means a notice, substantially in the form of Exhibit N hereto, which the Buyer may instruct the Backup Servicer to send to each borrower of a Purchased Asset subject to a Transaction after the occurrence and continuance of an Event of Default.
          “Obligations” means (a) all of a Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of a Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of a Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.
          “OFAC” has the meaning set forth in Section 13(a)(26) hereof.
          “Office Building” means a building owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, which constitutes a full operational office building, including all land, amenities and improvements, with individual office space held principally for lease to commercial tenants and not principally for lease to recreational or residential tenants.
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Amount” means, the lesser of (a) one percent (1%) of the aggregate outstanding Purchase Price and (b) ONE MILLION DOLLARS ($1,000,000).
          “Permitted Investments” means any one or more of the following obligations or securities having at the time of purchase, or at such other time as may be specified, the required ratings, if any, provided for in this definition:
          (a) direct obligations of, or guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality thereof; provided that such obligations are backed by the full faith and credit of the United States of America;
          (b) direct obligations of, or guaranteed as to timely payment of principal and interest by, Freddie Mac, Fannie Mae or the Federal Farm Credit System, provided that any such obligation, at the time of purchase or contractual commitment providing for the purchase thereof, is qualified by any rating agency as an investment of funds backing securities rated at least “AA” (or such comparable rating);
          (c) demand and time deposits in or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, provided that, in the case of obligations that are not fully FDIC-insured deposits, the commercial paper or long-term unsecured debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or long-term unsecured debt obligations of such holding company) have one of the two highest rating available for such securities by any rating agency;
          (d) general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving one of the two highest long-term debt rating available for such securities by any rating agency; and
          (e) commercial or finance company paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance hereof) that is rated by any rating agency in highest short-term unsecured rating category at the time of such investment, and is issued by a corporation the outstanding senior long-term debt obligations of which are then rated by any such rating agency in one of its two highest short-term unsecured rating category and its highest long-term unsecured rating category.
          provided, however, that no instrument shall be a Permitted Investment if it represents, (1) the right to receive only interest payments with respect to the underlying debt instrument, (2) the right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity greater than 120% of the yield to maturity at par of such underlying obligations, (3) an obligation that has a remaining maturity of greater than three hundred sixty-five (365) days from the date of acquisition thereof. If an obligation is rated by S&P, then such obligation must be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change or, if rated, the obligation should not have an “r” highlighter affixed to its rating, and interest thereon may either be fixed or variable and should be tied to a single interest rate index plus a single fixed spread (if any) and move proportionately with that index.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.
          “PML” has the meaning set forth in paragraph 22 of Schedule 1(a).
          “Pool Advance Rate” means an amount equal to the aggregate Purchase Price of all Purchased Assets divided by the aggregate Market Value of all Purchased Assets.
          “Pool Advance Rate Margin Call” has the meaning specified in Section 6(c) hereof.

          “Pool Advance Rate Margin Deficit” means the Pool Advance Rate is greater than the percentages below relating to the percentage of Purchased Assets that are Commercial Mortgage Loans:

Percentage of all Purchased Assets (measured by Market
Value) that are Commercial Mortgage Loans	Pool Advance Rate
20% or less	80.0%
21% - 30%	81.0%
31% - 40%	82.0%
41% - 50%	83.5%
51% - 65%	85.0%
66% - 80%	88.5%
81% or more	91.5%
          “Post Default Rate” means an annual rate of interest equal to the greater of (a) the Pricing Rate plus 4% or (b) the Mortgage Interest Rate.
          “Preliminary Data Tape” means a preliminary version of the Closing Data Tape, which shall be attached to the Summary Diligence Materials as part of the Complete Submission.
          “Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (a) the Pricing Rate for such Transaction and (b) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the Accrual Period.
          “Price Differential Payment Date” means, with respect to a Purchased Asset, the 18th day of the month following the related Purchase Date and each succeeding 18th day of the month thereafter; provided, that, with respect to such Purchased Asset, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.
          “Pricing Rate” has the meaning set forth in the Fee Letter.
          “Principal Prepayment” means, for any Purchased Asset, (i) any amount applied to reduce the principal or other invested amount of such Purchased Asset, other than a scheduled principal payment, including (i) principal prepayments from any source and of any nature whatsoever, (ii) net insurance or net condemnation proceeds, to the extent applied to reduce the principal amount or other invested amount of the related Purchased Asset, and (iii) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Asset to the extent applied to reduce the principal amount or the invested amount of the related Purchased Asset.
          “Program Agreements” means, collectively, the Backup Servicing Agreement, the Servicing Agreement, the Servicer Notice, the Custodial Agreement, this Agreement, the Guaranty, the Mezzanine Loan Subsidiary Acknowledgement, the Mezzanine Loan Subsidiary Agreement, the Control Account Agreement and all executed Purchase Confirmations.
          “Prohibited Person” has the meaning set forth in Section 13(a)(26) hereof.
          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
          “Purchase Confirmation” means a confirmation of a Transaction, in the form attached as Exhibit B hereto.
          “Purchase Date” means the date on which Purchased Assets are to be transferred by a Seller to Buyer.
          “Purchase Price” means:
          (a) on the Purchase Date, the price at which each Purchased Asset is transferred by a Seller to Buyer which shall equal the Asset Value of such Purchased Asset on such Purchase Date minus any amounts required to be applied pursuant to Sections 6(b) or (c); and
          (b) on any day after the Purchase Date, except where Buyer and the Sellers agree otherwise, the amount determined under the immediately preceding clauses (a) decreased by the amount of any cash transferred by the Sellers to Buyer pursuant to Sections 4(c) and (d) hereof or applied to reduce the Sellers’ obligations under clause (ii) of Section 4(c) and Section 4(f) hereof or under Section 6 hereof.
          “Purchase Price Decrease” means a decrease in the Purchase Price for a Purchased Asset related to the removal of a Mezzanine Loan from the Mezzanine Loan Subsidiary, and the decrease in value of the Mezzanine Loan Subsidiary Interests related thereto.
          “Purchase Price Increase” shall mean an increase in the Purchase Price for the Mezzanine Loan Subsidiary Interests based upon Mezzanine Loan Subsidiary acquiring additional Mezzanine Loan , as requested by Sellers pursuant to Section 3(b) hereof.
          “Purchase Price Percentage” has the meaning set forth in the Fee Letter.
          “Purchased Asset Schedule” means with respect to any Transaction as of any date, a schedule in the form of Annex 1 to Exhibit A attached hereto. The Purchased Asset Schedule shall be attached to each Trust Receipt and Custodial Delivery Letter.
          “Purchased Assets” means the collective reference to Eligible Assets (other than Mezzanine Loans) and Mezzanine Loan Subsidiary Interests, together with the Repurchase

Assets related to such Eligible Assets transferred by a Seller to Buyer in a Transaction hereunder, listed on the related Closing Data Tape attached to the related Transaction Request; provided, that for purposes other than the sale or pledge of the Purchased Assets, in the case of the Mezzanine Loan Subsidiary Interests, Purchased Assets shall be deemed to include any and all Mezzanine Loans owned by the Mezzanine Loan Subsidiary.
          “Rated” means the rating of an Eligible Asset by a Rating Agency without regard to any pluses and minuses reflecting gradations within any generic grades.
          “Rating Agency” means any of S&P, Moody’s or Fitch.
          “Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers, Guarantors, Servicer or any other person or entity with respect to a Purchased Asset. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Mortgage Loan.
          “REIT” means a real estate investment trust, as defined in Section 856 of the Code.
          “REMIC” means a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.
          “REMIC Provisions” means provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.
          “Reporting Date” means the day prior to the Payment Date of each month or, if such day is not a Business Day, the next succeeding Business Day.
          “Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.
          “Repurchase Date” means the earlier of (i) the Termination Date, (ii) the date set forth in the applicable Purchase Confirmation or (iii) the date determined by application of Section 16 hereof.
          “Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.
          “Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Reset Date” shall mean the last day of the related LIBOR Period.
          “Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.
          “Retail” means a property owned by the Mortgagor or for which the Mortgagor is a Ground Lessee, which constitutes a full operational retail store, held principally for lease to a commercial retail tenant within a shopping center or mall and not principally for lease to recreational or residential tenants.
          “Rolling Termination Date” means, with respect to any date, the date which is 364 days from such date not to exceed three (3) years from the Effective Date; unless, the Buyer delivers to the Sellers written notice that the Buyer shall no longer roll the Rolling Termination Date forward (the “Rolling Termination Notice Date”), at which point the Rolling Termination Date shall be fixed at 364 days following the Rolling Termination Notice Date.
          “S&P” means Standard & Poor’s Ratings Services, or any successor thereto.
          “SEC” means the Securities and Exchange Commission, or any successor thereto.
          “Securities Account” means the account established by the Servicer for the benefit of Buyer, into which all collections and proceeds on or in respect of the Purchased Assets shall be deposited by Servicer, and which is subject to the Control Account Agreement.
          “Seller” means each of Arbor Realty SR, Inc. and Arbor TRS Holding Company Inc. or its permitted successors and assigns.
          “Servicer” means Arbor Commercial Mortgage LLC or any other servicer approved by Buyer in its sole discretion, which may be a Seller.
          “Servicer Notice” means the notice acknowledged by the Servicer substantially in the form of Exhibit H hereto.
          “Servicing Agreement” means the Amended and Restated Management and Advisory Agreement dated as of January 18, 2005 by and among Guarantors, Arbor Realty SR, Inc., and Servicer as the same may be amended from time to time.
          “Servicing Report” means a report remitted by the Servicer monthly, substantially in the form of Exhibit L hereto.
          “SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.
          “Special Purpose Entity” means a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in one or more Mezzanine Loans, does not engage in any business unrelated to the Mezzanine Loans, does not have any assets other than as otherwise expressly permitted by this Repurchase Agreement, has its own separate books and records and will not commingle its funds in each case which are separate and apart from the books and records of any other Person, and is subject to all of the limitations on the powers set forth in the organizational documentation of the Sellers or such Mezzanine Loan Subsidiary, as the case may be, as in effect on each Purchase Date, and holds itself out as a Person separate and apart from any other Person and otherwise complies with all of the covenants set forth in Section 14(v).
          “Statement Date” has the meaning set forth in Section 13(a)(5) hereof.
          “Subordinated Debt” means, Indebtedness of Sellers which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Sellers in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Sellers to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.
          “Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
          “Summary Diligence Materials” means the items described on Annex 2 to Exhibit A hereto for each Eligible Asset proposed to be sold to Buyer in accordance with, and subject to the terms and conditions of, this Agreement.
          “Table Funded Purchased Asset” means a Purchased Asset which is sold to the Buyer (and held by a Bailee pursuant to a Bailee Agreement) simultaneously with the origination or acquisition thereof, which origination or acquisition, pursuant to the Sellers’ request, is financed with the Purchase Price and paid directly to a title company or other settlement agent, in each case, approved in writing by the Buyer in its sole discretion, for disbursement to the parties entitled thereto in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after the Custodian has delivered a Trust Receipt to the Buyer certifying its receipt of the Asset File therefor.
          “Table Funded Trust Receipt” means a Trust Receipt in the form of Exhibit 12 to the Custodial Agreement.
          “Term” means the period commencing on the date hereof and ending on the Termination Date.
          “Termination Event” shall have the meaning set forth in Section 15.02 hereof.

          “Termination Date” means the earlier of (a) the Rolling Termination Date, and (b) the date of the occurrence of an Event of Default.
          “Testing Date” has the meaning set forth in paragraph 26 of Schedule 1(a).
          “Third Party Servicer” means any servicer of the Purchased Assets or a portion thereof, other than the Servicer who is the primary servicer and administrator of the Purchased Assets.
          “Title Exceptions” has the meaning set forth in paragraph 17 of Schedule 1(a).
          “Transaction” has the meaning set forth in Section 1 hereof.
          “Transaction Request” means a request from a Seller to Buyer, in the form attached as Exhibit A hereto, to enter into a Transaction.
          “Trust Receipt” means a trust receipt, substantially in the form attached hereto as Exhibit J, issued by Custodian to Buyer confirming the Custodian’s possession of certain Asset Files which are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party acceptable to Buyer in its sole and absolute discretion.
          “Underlying Mortgage Loan” means, with respect to any Junior Interest or Mezzanine Loan, a mortgage loan made in respect of the related Underlying Mortgaged Property.
          “Underlying Mortgaged Property” means in the case of any:
          (a) Commercial Mortgage Loan, the Mortgaged Property securing such Commercial Mortgage Loan;
          (b) Junior Interest, the Mortgaged Property securing the Mortgage Loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (a) of the definition thereof) or the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (b) of the definition thereof); and
          (c) Mezzanine Loan, the real property that is directly or indirectly owned by the Person the Capital Stock of which is pledged as collateral security for such Mezzanine Loan.
          “Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.
3. Program; Initiation of Transactions
a. From time to time, in the sole discretion of Buyer, Buyer may purchase from Sellers certain Eligible Assets that have been originated or purchased by Sellers. All Purchased Assets shall be serviced by Servicer subject to the Buyer’s rights herein or in the Servicing Agreement. The aggregate Purchase Price of Purchased Assets subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.
b. With respect to each Transaction Sellers shall give Buyer, Backup Servicer and Custodian at least seven (7) Business Days’ prior notice of any proposed Purchase Date (the date on which such notice is given, the “Notice Date”). On the Notice Date, Sellers shall (i) request that Buyer enter into a Transaction by furnishing to Buyer and Backup Servicer a Transaction Request accompanied by a Complete Submission and (ii) deliver to Buyer, Backup Servicer and Custodian a proposed Purchased Asset Schedule. In the event the Purchased Asset Schedule provided by Sellers contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Sellers describing such error and Sellers shall correct the computer data, reformat the Eligible Assets or properly align the computer fields.
c. Following receipt of a Transaction Request and a Complete Submission, Buyer shall, as hereinafter provided, inform Sellers of its election to purchase any Eligible Assets proposed to be sold to Buyer by Sellers hereunder. Buyer shall have the right to review all Eligible Assets proposed to be sold to Buyer and conduct its own due diligence investigation of such Eligible Assets as Buyer determines. Buyer shall conduct its diligence review within the following time frame beginning on the Business Day following receipt of the Complete Submission: in the case of a proposed Transaction of (i) up to five (5) Eligible Assets, ten (10) Business Days; (ii) more than five (5) but no more than twenty-five (25) Eligible Assets, twenty (20) Business Days, and (iii) more than twenty-five (25) Eligible Assets, a time frame to be mutually agreed upon by Buyer and Sellers. If, with respect to any Eligible Asset, Buyer does not respond to Sellers within the time frames specified in the preceding sentence, Buyer shall be deemed to have elected not to purchase such Eligible Asset. Upon completion of its review, Buyer shall in its sole discretion determine whether to purchase such Eligible Assets and consistent with this Agreement, specify the terms for such proposed Transaction, including the Purchase Price or Purchase Price Increase, Purchase Price Percentage, the Asset Value, the Pricing Rate, and the Repurchase Date for such Transaction. The terms thereof shall be set forth in the Purchase Confirmation to be delivered to Sellers on or prior to the Purchase Date.
d. Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of each Seller’s interest in the Repurchase Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price or Purchase Price Increase to Sellers. Upon transfer of the Purchased Assets to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Purchased Asset, including each document in the related Asset File and Records, is vested in Buyer; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement record title in the name of the applicable Seller to each

Purchased Asset shall be retained by such Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Purchased Assets.
e. Upon transfer of the Mezzanine Loan Subsidiary Interests to Buyer as set forth herein and until termination of any related Transactions as set forth herein, ownership of the Mezzanine Loan Subsidiary Interests is vested in the Buyer, and record title to each Mezzanine Loan shall be retained by the Mezzanine Loan Subsidiary or a Servicer for liquidation purposes, for the benefit of Buyer.
f. This Agreement is not a commitment by Buyer to enter into Transactions with Sellers but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Sellers. Each Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.
g. The Sellers may by written notice to the Buyer elect to request at any time prior to the Termination Date an increase to the existing Maximum Aggregate Purchase Price by an amount equal to $50,000,000. Such written notice shall be delivered to the Buyer at least fifteen (15) days before the requested effective date thereof. Such request shall only be effective (i) if there exists no Default or Event of Default and (ii) the Sellers shall have paid to Buyer in consideration of such increase in the existing Maximum Aggregate Purchase Price, in Dollars, in immediately available funds, without deduction, set-off or counterclaim, an amount equal to the product of (a) 0.125% and (b) the amount of such increase to the Maximum Aggregate Purchase Price and (c) a fraction, the numerator of which is the number of days remaining in the Term and the denominator of which is the total number of days in the Term.
4. Repurchase
a. Sellers shall repurchase the related Purchased Assets from Buyer on each related Repurchase Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Asset on each Price Differential Payment Date except as otherwise provided herein). Sellers are obligated to repurchase and take physical possession of the Purchased Assets from Buyer or its designee (including the Custodian) at Sellers’ expense on the related Repurchase Date. If any Purchased Asset is repurchased on any date other than the Reset Date for such Transaction, the Sellers shall pay to the Buyer any Breakage Costs (as defined below) relating thereto.
b. Provided that no Default or Event of Default shall have occurred and is continuing, and Buyer has received the related Repurchase Price upon repurchase of the Purchased Assets, Buyer agrees to release its ownership interest hereunder in the Purchased Assets (including, the Repurchase Assets related thereto) at the request of Sellers.
c. With respect to prepayments in full or part by the related Mortgagor or obligor of a Purchased Asset or Mezzanine Loan, Sellers agree to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Asset or Mezzanine Loan has been paid in full or part, (ii) pay to Buyer the portion of the Repurchase Price payable pursuant to Paragraph 4(a) above within one Business Day of receipt of such prepayment and (iii) provide Buyer a notice specifying each Purchased Asset or Mezzanine Loan that has been prepaid. With respect to Purchased Assets or Mezzanine Loan being serviced by Third Party Servicers, any Seller or Mezzanine Loan Subsidiary, as applicable, and Servicer shall forward all payments to the Buyer to the extent received from the underlying obligor and Third Party Servicer. Buyer agrees to release its ownership interest in Purchased Assets or Mezzanine Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.
d. The Sellers may voluntarily repurchase Purchased Mortgage Loans or request a Purchase Price Decrease without penalty or premium on any Business Day. If the Sellers intends to make such a repurchase or Purchase Price Decrease, the Sellers shall give two (2) Business Days’ prior written notice thereof to the Buyer, designating the Purchased Assets to be repurchased or Mezzanine Loans to be reconveyed, which notice is irrevocable if not revoked prior to the date one (1) Business Day prior to the proposed Repurchase Date or date of the Purchase Price Decrease. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets.
e. If the Sellers repurchase, in whole or in part, Purchased Assets or causes a Purchase Price Decrease on any day which is not the Repurchase Date or a Price Differential Payment Date (as determined at the time the Buyer locked in the rate of LIBOR) for such Purchased Assets, the Sellers shall indemnify the Buyer and hold the Buyer harmless from any losses, costs and/or expenses which the Buyer sustains or incurs arising from the reemployment of funds obtained by the Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained, in each case for the remainder of the applicable LIBOR Period (“Breakage Costs”). The Buyer shall deliver to the Sellers a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon the Sellers, absent manifest error.
f. Sellers may at any time, and from time to time, effectuate a decrease in Purchase Price (a “Purchase Price Reduction”) by sending a Transaction Request to the Buyer at least one (1) Business Day prior to the date that the Sellers intend to effectuate such Purchase Price Reduction, specifying the date of the Purchase

Price Reduction (a “Purchase Price Reduction Date”). The Purchase Price Reduction amount shall be due and payable in cash on the Purchase Price Reduction Date specified therein. Notwithstanding the foregoing, any Purchase Price Reduction must be in an amount not less than $1,000,000.
5. Price Differential
a. On the beginning of each LIBOR Period that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, Buyer shall give Sellers written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, Sellers shall pay to Buyer (to the extent not paid on such date through the distributions required pursuant to Sections 7(d) or 7(e) hereof) the accrued but unpaid Price Differential and the accrued but unpaid Administration Fee for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Section 7 and Section 34), by wire transfer in immediately available funds.
b. If Sellers fail to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Asset, Sellers shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.
6. Margin Maintenance.
a. If at any time the Asset Value of the Purchased Assets subject to Transactions is less than the Purchase Price for then outstanding Transactions (an “Asset Value Margin Deficit”), then, if such Asset Value Margin Deficit (combined with any Concentration Limit Margin Deficit and any Pool Advance Rate Margin Deficit) is greater than the Permitted Amount, Buyer may by notice to Sellers require Sellers to transfer to Buyer cash or other Eligible Assets acceptable to Buyer in its discretion in an amount at least equal to the Margin Deficit (such requirement, an “Asset Value Margin Call”). Notwithstanding the foregoing, in the event that Sellers dispute an Asset Value Margin Deficit because it disagrees with Buyer’s determination of Asset Value, Buyer will enter into good faith discussions with Sellers regarding such Asset Value Margin Deficit so long as Sellers have already transferred to Buyer cash in an amount at least equal to such Asset Value Margin Deficit.
b. If at any time after the Concentration Limit Trigger Date, the Concentration Limit is exceeded (the amount of such excess, a “Concentration Limit Margin Deficit”), then, if such Concentration Limit Margin Deficit (combined with any Asset Value Margin Deficit and any Pool Advance Rate Margin Deficit) is greater than the Permitted Amount, Buyer may by notice to Sellers require Sellers to transfer to Buyer cash or other Eligible Assets acceptable to Buyer in its discretion in an amount such that the Purchased Assets would be in compliance with such Concentration Limit (such requirement, a “Concentration Limit Margin Call”) and the Buyer shall apply such cash to the outstanding Purchase Price of all Purchased Assets on a weighted average, pro rata, basis in the category of the Purchased Assets that exceeded its respective Concentration Limit.
c. If at any time after the Concentration Limit Trigger Date the Buyer determines in its sole good faith discretion that a Pool Advance Rate Margin Deficit exists (together with an Asset Value Margin Deficit and a Concentration Limit Margin Deficit, a “Margin Deficit”), then, if such Pool Advance Rate Margin Deficit (combined with any Concentration Limit Margin Deficit and any Asset Value Margin Deficit) is greater than the Permitted Amount, Buyer may by notice to Sellers require Sellers to transfer to Buyer cash or other Eligible Assets acceptable to Buyer in its sole discretion in an amount such that no Pool Advance Rate Margin Deficit exists, as determined by Buyer (such requirement, a “Pool Advance Rate Margin Call” and together with an Asset Value Margin Call and a Concentration Limit Margin Call a “Margin Call”) and the Buyer shall apply such cash or other Eligible Assets to the outstanding Purchase Price of all Purchased Assets on a weighted average, pro rata, basis.
d. Notice delivered pursuant to Section 6(a) may be given by any written means. Any notice given before 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the next Business Day; notice given after 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following (2) Business Days (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.
e. To the extent that the aggregate Asset Value of the Purchased Assets subject to Transactions exceeds the then outstanding aggregate Purchase Price of all Transactions (a “Margin Excess”), so long as no Margin Call, Default or Event of Default has occurred and is continuing or will result therefrom, the Buyer shall, upon receipt of a Transaction Request from a Seller sent at least one (1) Business Day prior to such date, remit cash in amount equal to the lesser of (i) the amount requested by the Sellers and (ii) such Margin Excess to Sellers. To the extent that the Buyer remits cash to the Sellers, such cash shall be additional Purchase Price with respect to the Transactions, subject in all respects to the Maximum Aggregate Purchase Price.

f. Buyer shall not be obligated to remit an amount requested pursuant to a request for Margin Excess which (i) Buyer determines is based on erroneous information or would result in a Transaction other than in accordance with the terms of this Repurchase Agreement, (ii) does not reflect the current determination of Asset Value as provided in the definition thereof or (iii) exceeds the Maximum Aggregate Purchase Price.
7. Income Payments
a. The Securities Account shall be established by the Servicer in accordance with the terms and conditions of the Control Account Agreement concurrently with the execution and delivery of this Agreement by Sellers and Buyer. Buyer shall have sole dominion and control over the Securities Account. All Income (other than amounts deposited in escrow accounts pursuant to the Servicing Agreement) in respect of the Purchased Assets and any payments in respect of associated Interest Rate Protection Agreements, as well as any interest received from the reinvestment of such Income, shall be deposited into the Securities Account within two (2) Business Days of receipt by Servicer and shall be remitted by Servicer from the Securities Account in accordance with this Agreement and the Servicing Agreement. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and once deposited into the Securities Account shall not be commingled with other property of any Seller, any Affiliate of any Seller, or Servicer. Servicer shall have the right at all times, subject to the provisions of the Control Account Agreement, to access and remove funds in the Securities Account to the extent permitted by the Servicing Agreement. Such amounts may be invested in Permitted Investments that mature on the succeeding Price Differential Payment Date.
b. Servicer shall deposit all Income (other than amounts deposited in escrow accounts), derived from the Purchased Assets, whether constituting collections thereon or proceeds of sale thereof, into the Securities Account within two (2) Business Days of receipt by Servicer.
c. In addition, with respect to each Purchased Asset, Sellers shall deliver to the Custodian an instruction letter from Buyer, signed by the Servicer, with respect to such Purchased Asset, instructing the Servicer, as applicable, to remit all sums required to be remitted to the holder of such Purchased Asset under the loan documents to the Securities Account or as otherwise directed in a written notice signed by Buyer. Upon the occurrence of an Event of Default, Buyer may deliver such instruction letter to the Servicer. With respect to Third Party Servicers, the parties shall comply with Section 12(d) hereof.
d. Unless an Event of Default shall have occurred, all Balloon Payments and Principal Prepayments deposited into the Securities Account shall, after notice to Buyer, be applied by Buyer on the date of such deposit or, if such deposit is made after 3:00 p.m. (New York time), on the following Business Day, to reduce the Purchase Price of the related Purchased Asset by an amount equal to the lesser of

(i) the amount of such payment and (ii) the Purchase Price of the related Purchased Asset. The balance of such Balloon Payments and Principal Prepayments in excess of the Repurchase Price of the related Purchased Asset shall be paid to Sellers on such date.
e. Funds deposited in the Securities Account during any LIBOR Period (except as provided in Section 7(d) above) shall be held therein until the next Price Differential Payment Date. On or before 3:00 p.m. (New York time) on the day prior to the Price Differential Payment Date, Servicer shall deliver to Buyer and the Bank a Distribution Worksheet. Subject to the terms of the Control Account Agreement, Sellers or Servicer shall withdraw any funds on deposit in the Securities Account and distribute such funds as follows:
     (1) first, to Buyer in payment of any accrued and unpaid Price Differential to the extent not paid by Sellers to Buyer pursuant to Section 5;
     (2) second, to Buyer in payment of any accrued and unpaid Administration Fee to the extent not paid by Sellers and Buyer pursuant to Section 5;
     (3) third, without limiting the rights of Buyer under Section 6 of this Agreement, to Buyer, in the amount of any unpaid Margin Deficit;
     (4) fourth, to Buyer in reduction of the Purchase Price of each Purchased Asset, the full amount of any payments of principal or other invested amount received on or with respect to such Purchased Asset;
     (5) fifth, to the payment of all other costs and fees payable to Buyer pursuant to this Agreement; and
     (6) sixth, any remainder shall be paid to Sellers.
f. Notwithstanding the preceding provisions, if an Event of Default shall have occurred hereunder, all funds in the Securities Account shall be withdrawn and applied:
     (1) first, in the same order of priority as Sections (e)(1), (2), (3) and (4) above;
     (2) second, to reduction of the Repurchase Price until reduced to zero;
     (3) third, to payment of all costs and fees and any other Obligations payable to Buyer pursuant to this Agreement; and
     (4) fourth, any remainder shall be paid to Sellers.

g. Buyer shall offset against the accrued and outstanding Price Differential all Price Differential payments actually received by Buyer pursuant to Section 5, excluding the portion in excess of the Pricing Rate with respect to any amounts paid pursuant to any Price Differential payments made at the Post Default Rate.
8. Security Interest
a. Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, each Seller hereby pledges to Buyer as security for the performance by such Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets, the Records, and all related servicing rights, the Program Agreements (to the extent such Program Agreements and any Seller’s right thereunder relate to the Purchased Assets), any Property relating to the Purchased Assets, all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and, Income, the Securities Account, Interest Rate Protection Agreements, Loan Security Agreements, accounts (including any interest of any Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”). Sellers agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, each Seller hereby authorizes the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.
b. The parties acknowledge and agree that the Mezzanine Loan Subsidiary Interests constitute “general intangibles” (as defined in Section 9-102(a)(42) of the Uniform Commercial Code); and each Seller therefore covenants and agrees that (a) the Mezzanine Loan Subsidiary Interests are not and will not be dealt in or traded on securities exchanges or securities markets, (b) the terms of the Mezzanine Loan Subsidiary Interests do not and will not provide that they are securities governed by the Uniform Commercial Code and (c) the Mezzanine Loan Subsidiary Interests are not and will not be investment company securities within the meaning of Section 8 103 of the Uniform Commercial Code.
If any Seller shall, as a result of its interest in the Mezzanine Loan Subsidiary Interests, becomes entitled to receive or shall receive any certificate evidencing any limited liability company interest or other equity interest, any option rights, or any equity interest in Mezzanine Loan Subsidiary , whether in addition to, in substitution for, as a conversion of, or in exchange for the Mezzanine Loan Subsidiary Interests, or otherwise in respect thereof, such Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly endorsed by such Seller to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, to be held by the Buyer subject to the terms hereof as additional security for the Obligations. Any sums paid upon or in respect of the Mezzanine Loan Subsidiary Interests upon the liquidation or dissolution of Mezzanine Loan Subsidiary shall be paid over to the Buyer as additional security for any outstanding Obligations. If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of the Mezzanine Loan Subsidiary Interests shall be received by Sellers, Sellers shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of Sellers, as additional security for the Obligations.
Unless an Event of Default shall have occurred and be continuing, Sellers shall be permitted to receive all cash dividends or other cash distributions paid in respect of the Mezzanine Loan Subsidiary Interests and to exercise all voting and member rights with respect to the Mezzanine Loan Subsidiary Interests; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair the Mezzanine Loan Subsidiary Interests or which would be inconsistent with or result in a violation of any provision of this Repurchase Agreement. Without the prior consent of the Buyer, Sellers will not (i) vote to enable, or take any other action to permit Mezzanine Loan Subsidiary to issue any membership interests of any nature or to issue any other membership interests convertible into or granting the right to purchase or exchange for any membership interests of Mezzanine Loan Subsidiary, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Mezzanine Loan Subsidiary Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the Mezzanine Loan Subsidiary Interests, or any interest therein, except for the Lien provided for by this Repurchase Agreement, or (iv) enter into any agreement (other than the Limited Liability Company Agreement and this Repurchase Agreement) or undertaking restricting the right or ability of Sellers to sell, assign or transfer any of the Mezzanine Loan Subsidiary Interests.
The Sellers agree to pay, and to save the Buyer harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mezzanine Loan Subsidiary Interests.
c. The Buyer, Sellers and Mezzanine Loan Subsidiary each hereby agrees that in order to further secure each Seller’s Obligations hereunder, each Seller and Mezzanine Loan Subsidiary each hereby pledges to Buyer as security for the performance by each Seller of its Obligations and hereby grants, assigns and pledges to Buyer a security interest in the Mezzanine Loans, the Records related to such Mezzanine Loans, and all related servicing rights, the Program Agreements (to the extent such Program Agreements and any Seller’s right thereunder relate to the Mezzanine Loans), any Property relating to the Mezzanine

Loans, all insurance policies and insurance proceeds relating to any Mezzanine Loans or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and, Income, accounts (including any interest of Mezzanine Loans in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Mezzanine Loans (including, without limitation, any other accounts) or any interest in the Mezzanine Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Mezzanine Loan Assets”). All Mezzanine Loan Assets shall be deemed to be part of the Repurchase Assets. Sellers agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, each Seller hereby authorizes the Buyer to file financing statements relating to the Mezzanine Loan Assets, as the Buyer, at its option, may deem appropriate. Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this paragraph. The foregoing paragraph is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(v) of the Bankruptcy Code.
d. The parties acknowledge and agree that the Mezzanine Loan Subsidiary is acquiring the Mezzanine Loans subject to and subordinate to Buyer’s security interest.
9. Payment and Transfer
          Unless otherwise mutually agreed in writing, all transfers of funds to be made by Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: Account No. 066213630, ABA No. 021000021, Name of Bank: JPMorgan Chase, Bank City and State: New York, NY, Acct Name: Column Financial, Inc. or such other account as Buyer shall specify to Sellers in writing. Each Seller acknowledges that it has no rights of withdrawal from the foregoing account. All Purchased Assets transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request. All Purchased Assets shall be evidenced by a Trust Receipt. Any Repurchase Price received by Buyer after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.
10. Conditions Precedent
a. Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by each Seller, Guarantors, Mezzanine Loan Subsidiary and each other party thereto:

     (1) Program Agreements. The Program Agreements (including without limitation the Guaranty and a Custodial Agreement in a form acceptable to Buyer) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.
     (2) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.
     (3) Organizational Documents. A certificate of the corporate secretary of each of Sellers, Guarantors, and Mezzanine Loan Subsidiary substantially in the form of Exhibit G hereto, attaching certified copies of Sellers’, Guarantors’ and Mezzanine Loan Subsidiary’s organizational documents and resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.
     (4) Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Sellers, Guarantors and Mezzanine Loan Subsidiary, dated as of no earlier than the date 10 Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.
     (5) Incumbency Certificate. An incumbency certificate of the corporate secretary of each of Sellers, Guarantors and Mezzanine Loan Subsidiary, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.
     (6) Opinions of Counsel. An opinion of Sellers’, Guarantors’ and Mezzanine Loan Subsidiary’s counsel, in form and substance substantially as set forth in Exhibit F attached hereto.
     (7) Fees. Payment of any fees due to Buyer hereunder, including the Facility Fee.
     (8) Insurance. Evidence that Sellers or Guarantors have added Buyer as an additional loss payee under the Sellers’ Fidelity Insurance.
b. All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:
     (1) Due Diligence Review. Without limiting the generality of Sections 3(c) and 36 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Eligible Assets, Sellers, Guarantors, Mezzanine Loan Subsidiary and the Servicer.

          (2) Transaction Documents. Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:
     (a) A Transaction Request delivered pursuant to Section 3(c) hereof and a Purchase Confirmation;
     (b) The Trust Receipt or Table Funded Trust Receipt;
     (c) The Closing Data Tape;
     (d) Such certificates, opinions of counsel or other documents as Buyer may reasonably request.
          (3) Asset File.
     (a) On or before each Purchase Date with respect to each Closed Asset, Sellers shall deliver or cause to be delivered to Buyer or its designee (initially, the Custodian) the Custodial Delivery Letter in the form attached hereto as Exhibit D. In connection with each sale, transfer, conveyance and assignment of a Closed Asset, on or prior to each Purchase Date with respect to such Closed Asset, Sellers shall deliver or cause to be delivered and released to the Custodian the documents set forth in the Asset File, pertaining to each of the Closed Assets identified in the Custodial Delivery Letter delivered therewith.
     (b) With respect to each Table Funded Purchased Asset, the Sellers shall cause the Bailee to deliver to the Custodian with a copy to the Buyer no later than 11:00 a.m. on the Purchase Date by facsimile or by other electronic means acceptable to the parties the related Basic Mortgage Asset Documents, the insured closing letter (if any), the escrow instructions (if any), a fully executed Bailee Agreement, a Bailee’s Trust Receipt issued by the Bailee thereunder and such other evidence satisfactory to the Buyer in its discretion that all documents necessary to effect a transfer of the Table Funded Purchased Assets to the Buyer have been delivered to Bailee. With respect to each Table Funded Purchased Asset, the Custodian shall deliver to the Buyer a Table Funded Trust Receipt no later than 1:00 p.m. on the Purchase Date, which documents shall be acceptable to the Buyer in its sole discretion. In the case of a Table Funded Purchased Asset, Sellers shall deliver or cause to be delivered and released to the Custodian the documents set forth in the Asset File pertaining to the Table Funded Purchased Assets identified in the Custodial Delivery Letter delivered therewith within three (3) Business Days following the applicable Purchase Date, and on the second (2nd) Business Day following the Custodian’s receipt of the Asset File, the Custodian shall deliver to the Buyer a Trust Receipt certifying its receipt of the documents required to be delivered pursuant to the Custodial Agreement, together with a Purchased Asset Schedule and exception report relating to the Basic Mortgage Asset Documents, with any exceptions identified by the Custodian as of the date and time of delivery of such Purchased Asset Schedule and exception report.
     (4) No Default. No Termination Event, Default or Event of Default shall have occurred and be continuing;
     (5) Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.
     (6) Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
     (7) Minimum Amount. Each Eligible Asset subject to a Transaction Request shall be for a Purchase Price not less than $2,000,000.
     (8) Maximum Amount. Each Eligible Asset that is a Commercial Mortgage Loan subject to a Transaction Request shall be for a Purchase Price less than or equal to $60 million. Each Eligible Asset other than a Commercial Mortgage Loan subject to a Transaction Request shall be for a Purchase Price less than or equal to $40 million.
     (9) Material Adverse Change. None of the following shall have occurred and/or be continuing:
     (a) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or
     (b) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or
     (c) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect)

materially and adversely the ability of Buyer to fund its obligations under this Agreement.
     (10) Notice to Borrowers. The Sellers shall deliver to the Backup Servicer a completed and signed Notice to Borrower, substantially in the form of Exhibit N hereto, with respect to each Purchased Asset subject to a Transaction.
c. Transaction Request. Each Transaction Request delivered by a Seller hereunder shall constitute a certification by the Sellers that all the conditions set forth in Section 10(b) (other than clause (9) thereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase). Each Purchase Confirmation, together with this Agreement, shall be evidence of the terms of the Transaction(s) covered thereby unless specific objection is made no less than two (2) Business Days after the date thereof and Sellers’ acceptance of the related proceeds shall constitute Sellers’ agreement to the terms of such Purchase Confirmation. An objection sent by a Seller with respect to any Purchase Confirmation (as to which such Seller has not accepted or has returned the related proceeds) must state specifically that the writing is an objection, must specify the provision(s) of such Purchase Confirmation being objected to by such Seller, must set forth such provision(s) in the manner that such Seller believes such provisions should be stated, and must be received by Buyer no more than two (2) Business Days after such Purchase Confirmation is received by Seller.
11. Program; Costs
a. Sellers shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Buyer in determining the acceptability to Buyer of any Eligible Assets. Sellers shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any servicer. Sellers shall pay the fees and expenses of Buyer’s counsel in connection with the Program Agreements. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Sellers. Sellers shall pay ongoing custodial and bank fees and expenses and any other ongoing fees and expenses under any other Program Agreement.
b. If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Sellers agree to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs.

c. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to any Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on a Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a)(5) hereof. In each such case, each Seller hereby waives the right to dispute Buyer’s record of the terms of the Purchase Confirmation, request or other communication.
d. Notwithstanding the assignment of the Program Agreements with respect to each Purchased Asset to Buyer, each Seller agrees and covenants with Buyer to enforce diligently Sellers’ rights and remedies set forth in the Program Agreements.
e. Any payments made by any Seller, any Guarantor or Mezzanine Loan Subsidiary to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed, and otherwise indemnify Buyer for any such taxes imposed.
12. Servicing
a. Sellers and Buyer shall contract with Servicer to service the Purchased Assets pursuant to the Servicing Agreement, consistent with the degree of skill and care that Servicer customarily requires with respect to similar Purchased Assets owned or managed by it and in accordance with Accepted Servicing Practices. The Servicing Agreement shall require, inter alia, that: Servicer (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased Assets or any payment thereunder. In addition, the Servicing Agreement shall require that the Servicer deposit all collections of Income (other than amounts deposited in escrow accounts pursuant to the Servicing Agreement) received by Servicer on account of the Purchased Assets in the Securities Account no later than two Business Days following receipt. On the Reporting Date the Servicer shall deliver all servicing and account information it receives with respect to the Purchased Assets (including the Servicing Report) to the Backup Servicer.
b. Upon the occurrence of any of (i) an Event of Default hereunder or (ii) an event of default under the Servicing Agreement (beyond any applicable notice and cure period), Buyer shall have the right to (i) immediately terminate the Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee and (ii) send or instruct the Backup Servicer to send a Irrevocable Instruction Letter to each Mortgagor or payor related to the Purchased Assets. Sellers and Servicer shall cooperate in transferring the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its sole discretion.
c. If any Seller should discover that, for any reason whatsoever, Servicer or any entity responsible for managing or servicing any Purchased Assets has failed to perform in all material respects any of the obligations of such entities with respect to the Purchased Assets, or that an event of default under the Servicing Agreement has occurred, Sellers shall promptly notify Buyer.
d. In the event that the Servicer is a master servicer of a Purchased Asset which is serviced by a Third Party Servicer, the Sellers shall provide promptly to Buyer a Servicer Notice addressed to and agreed to by the Third Party Servicer of the related Purchased Assets, advising such Third Party Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the master servicer of Buyer’s interest in such Purchased Assets and the Third Party Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Assets and any related Income with respect thereto.
e. Sellers shall not employ sub-servicers (other than the Servicer or Affiliates thereof or Third Party Servicers) to service the Purchased Assets without the prior written approval of Buyer, which such approval shall not be unreasonably withheld. If the Purchased Assets are serviced, in whole or in part, by a sub-servicer (i) Servicer shall nevertheless remain primarily liable to Buyer for the servicing of the Purchased Assets under the Servicing Agreement; and (ii) any agreement with a subservicer shall entitle Buyer to terminate such subservicer without fee or penalty in the event that Servicer is replaced.
f. Upon the occurrence and continuance of, but not prior to, an Event of Default hereunder the Buyer shall inform the Backup Servicer that an Event of Default has occurred and shall instruct the Backup Servicer to deliver a Notice to Borrower with respect to each Purchased Asset subject to a Transaction.
13. Representations and Warranties.
a. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:
     (1) Sellers, Guarantors and Mezzanine Loan Subsidiary Existence. Arbor Realty SR, Inc. has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland. Arbor TRS Holding Company Inc. has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware. Mezzanine Loan Subsidiary has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware. Arbor Realty Trust Inc. has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland. Arbor Realty Limited Partnership has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware.
     (2) Licenses. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary has the requisite power and authority and legal right to originate and purchase Eligible Assets (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Eligible Assets, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request or Purchase Confirmation.
     (3) Power. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.
     (4) Due Authorization. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Request, Purchase Confirmation not yet executed, will be) duly authorized, executed and delivered by each Seller, each Guarantor and Mezzanine Loan Subsidiary, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against each Seller, each Guarantor and Mezzanine Loan Subsidiary in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.
     (5) Financial Statements. ART has heretofore furnished to Buyer a copy of (a) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of ART ended December 31, 2005 and the related consolidated statements of income and retained earnings and of cash flows for ART and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Ernst & Young LLP and (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal periods of ART ended March 31, 2006 and June 30, 2006 and the related consolidated statements of income and retained earnings and of cash flows for ART and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of ART and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2005, there has been no material adverse change in the consolidated business, operations or financial condition of ART and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is ART aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. ART has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of ART except as heretofore disclosed to Buyer in writing.
     (6) Event of Default. There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.
     (7) Solvency. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Neither any Seller, any Guarantor or Mezzanine Loan Subsidiary intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Sellers upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Neither any Seller, any Guarantor or Mezzanine Loan Subsidiary is transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.
     (8) No Conflicts. The execution, delivery and performance by each of each Seller, each Guarantor and Mezzanine Loan Subsidiary of this Agreement, any Transaction Request or Purchase Confirmation hereunder and the

Program Agreements do not conflict with any term or provision of the certificate of incorporation or by laws of any Seller, any Guarantor or Mezzanine Loan Subsidiary or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to any Seller, any Guarantor or Mezzanine Loan Subsidiary of any court, regulatory body, administrative agency or governmental body having jurisdiction over any Seller, any Guarantor or Mezzanine Loan Subsidiary, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which any Seller, any Guarantor or Mezzanine Loan Subsidiary is a party.
     (9) True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of each Seller, each Guarantor, Mezzanine Loan Subsidiary, or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Sellers, Guarantors, Mezzanine Loan Subsidiary, or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.
     (10) Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by any Seller, any Guarantor or Mezzanine Loan Subsidiary of this Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements.
     (11) Litigation. Except as disclosed in writing prior to the related Purchase Date, there is no action, proceeding or investigation pending with respect to which any Seller, any Guarantor, or Mezzanine Loan Subsidiary has received service of process or, to the best of any Seller’s, any Guarantor’s or Mezzanine Loan Subsidiary’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction, Transaction Request, Purchase Confirmation or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement, (C) makes a claim individually in an amount greater than $1,000,000 or in an aggregate amount greater than $5,000,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement.

     (12) Material Adverse Change. There has been no material adverse change in the business, operations, financial condition, properties or prospects of any Seller, any Guarantor, Mezzanine Loan Subsidiary or their Affiliates since the date set forth in the most recent financial statements supplied to Buyer.
     (13) Ownership. Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Asset Files to the Custodian and the Custodian’s receipt of the related Purchased Asset Schedule, Buyer shall become the sole owner of the Purchased Assets and related Repurchase Assets, free and clear of all liens and encumbrances.
     (14) Taxes. Each Seller, each Guarantor, Mezzanine Loan Subsidiary and their Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Sellers, Guarantors, Mezzanine Loan Subsidiary and their Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Sellers or Guarantors or Mezzanine Loan Subsidiary, as applicable, adequate.
     (15) Investment Company. Neither any Seller, any Guarantor, Mezzanine Loan Subsidiary nor any of their Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     (16) Chief Executive Office; Jurisdiction of Organization. On the Effective Date, Arbor Realty SR, Inc.’s chief executive office, is, and has been, located at 333 Earle Ovington Boulevard, Uniondale, New York 11553. On the Effective Date, Arbor Realty SR, Inc.’s jurisdiction of organization is Maryland. On the Effective Date, Arbor TRS Holding Company Inc.’s chief executive office, is, and has been, located at 333 Earle Ovington Boulevard, Uniondale, New York 11553. On the Effective Date, Arbor TRS Holding Company Inc.’s jurisdiction of organization is Delaware. On the Effective Date, Mezzanine Loan Subsidiary’s chief executive office, is, and has been, located at 333 Earle Ovington Boulevard, Uniondale, New York 11553. On the Effective Date, Mezzanine Loan Subsidiary’s jurisdiction of organization is Delaware. On the Effective Date, ART’s chief executive office, is, and has been, located at 333 Earle Ovington Boulevard, Uniondale, New York 11553. On the Effective Date, ART’s jurisdiction of organization is Maryland. On the Effective Date, Arbor Realty Limited Partnership’s chief executive office, is, and has been, located at 333 Earle Ovington Boulevard, Uniondale, New York 11553. On the Effective Date, Arbor Realty Limited Partnership’s jurisdiction of organization is Delaware. Sellers and Mezzanine Loan Subsidiary shall provide Buyer with thirty days advance notice of any change in any Seller’s or Mezzanine Loan Subsidiary’s principal office or place of business or jurisdiction. Neither any

Seller nor Mezzanine Loan Subsidiary has any trade name. During the preceding five years, neither any Seller nor Mezzanine Loan Subsidiary has been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.
     (17) Location of Books and Records. The location where Sellers and Mezzanine Loan Subsidiary keeps their books and records, including all computer tapes and records relating to the Purchased Assets and the related Repurchase Assets is its chief executive office.
     (18) ERISA. Each Plan to which any Seller, Mezzanine Loan Subsidiary or their Subsidiaries make direct contributions, and, to the knowledge of any Seller or Mezzanine Loan Subsidiary, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.
     (19) Adverse Selection. Neither any Seller nor Mezzanine Loan Subsidiary has selected the Purchased Assets in a manner so as to adversely affect Buyer’s interests.
     (20) Agreements. Neither any Seller nor any Subsidiary of any Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof. Neither any Seller nor any Subsidiary of any Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a material adverse effect on the business, operations, properties, or financial condition of any Seller as a whole. No holder of any indebtedness of any Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.
     (21) Reserved.
     (22) No Reliance. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Neither any Seller, any Guarantor or Mezzanine Loan Subsidiary is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

     (23) Plan Assets. Neither any Seller nor Mezzanine Loan Subsidiary is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101 in any Seller’s hands.
     (24) No Prohibited Persons. Neither any Seller, Mezzanine Loan Subsidiary nor any of their respective Affiliates, officers, directors, partners or members, is an entity or person (or to any Seller’s or Mezzanine Loan Subsidiary’s knowledge, owned or controlled by an entity or person): (i) that is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).
     (25) Asset File. Each Asset File delivered by Sellers represents a true and correct copy of the documents contained therein and each Purchased Asset Schedule and Closing Data Tape, together with all other information contained therein prepared by Sellers or their Affiliates and delivered by Sellers to Buyer immediately prior to the Purchase Date, is true and correct and conforms in all material respects to the Summary Diligence Materials and Preliminary Data Tape previously provided to Buyer and pursuant to which Buyer has elected to enter into the Transaction.
     (26) Real Estate Investment Trust. ART has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (c) of the Code. ART for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.
b. With respect to every Purchased Asset and each Mezzanine Loan, each of each Seller, each Guarantor and Mezzanine Loan Subsidiary represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.
c. The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the

Purchased Assets and Mezzanine Loans are subject to this Agreement. Upon discovery by any Seller, any Guarantor, Mezzanine Loan Subsidiary, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Buyer has the right to require, in its unreviewable discretion, Sellers to repurchase within 1 Business Day after receipt of notice from Buyer any Purchased Asset for which a breach of one or more of the representations and warranties referenced in Section 13(b) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyer.
14. Covenants
Each of each Seller, each Guarantor, and Mezzanine Loan Subsidiary covenants with Buyer that, during the term of this facility:
a. Litigation. Each Seller, each Guarantor, and Mezzanine Loan Subsidiary, as applicable, will promptly, but no less frequently than monthly after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting any Seller, any Guarantor, Mezzanine Loan Subsidiary or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim, with respect to the Sellers, in an aggregate amount greater than $5 million, or with respect to the Guarantors, in an aggregate amount greater than $10 million, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Each of Sellers, Guarantors, and Mezzanine Loan Subsidiary, as applicable, will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.
b. Prohibition of Fundamental Changes. Neither any Seller, any Guarantor or Mezzanine Loan Subsidiary shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that (i) any Seller and any Guarantor may merge or consolidate with (1) any wholly owned subsidiary of a Seller, or (2) any other Person if the respective Seller or the respective Guarantor is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder; and (ii) a Seller may sell substantially all of its assets (x) in a CDO Transaction, or (y) to Buyer pursuant to this Agreement.
c. Servicer. Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the fifth Business Day of each month, or

(c) upon the request of Buyer, Sellers shall cause Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Sellers, by no later than the Reporting Date. Sellers shall not cause the Purchased Assets to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Sellers and/or Arbor Commercial Mortgage LLC with the execution of this Agreement.
d. Insurance. The Sellers or Guarantors shall continue to maintain, for Sellers and their Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $5 million. The Sellers or Guarantors shall maintain, for Sellers and their Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Sellers or Guarantors shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.
e. No Adverse Claims. Each Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Assets and the related Repurchase Assets against all adverse claims and demands.
f. Assignment. Except as permitted herein, neither any Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.
g. Security Interest. Each Seller shall do all things necessary to preserve the Purchased Assets and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Sellers will not allow any default for which any Seller is responsible to occur under any Purchased Assets or the related Repurchase Assets or any Program Agreement and Sellers shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the related Repurchase Assets and any Program Agreement.
h. Records.
     (1) Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice for assets similar to the Purchased Assets, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Sellers will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Sellers will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Sellers or the Servicer of the Purchased Assets will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.
     (2) For so long as Buyer has an interest in or lien on any Purchased Asset, Sellers will hold or cause to be held all related Records in trust for Buyer. Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.
     (3) Upon reasonable advance notice from Custodian or Buyer, Sellers shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of any Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of any Seller with its independent certified public accountants.
i. Books. Each Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer.
j. Approvals. Each Seller shall maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Program Agreements, and each Seller shall conduct its business strictly in accordance with applicable law.
k. Material Change in Business. Neither any Seller, any Guarantor or Mezzanine Loan Subsidiary shall make any material change in the nature of its business as carried on at the date hereof. There shall be no material change in the senior management of any Seller.
l. Distributions. Neither Seller shall pay any dividends greater than Net Income in any given calendar year. Notwithstanding the foregoing, Sellers and Guarantors, as applicable, may each declare and pay dividends in an amount necessary to comply with any Requirements of Law governing real estate investment trusts so long as no Default or Event of Default has occurred or will occur as a result thereof. If an Event of Default has occurred and is continuing, neither any Seller, any Guarantor or Mezzanine Loan Subsidiary shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller, any Guarantor or Mezzanine Loan Subsidiary.

m. Applicable Law. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.
n. Existence. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary shall preserve and maintain their legal existence and all of their material rights, privileges, licenses and franchises.
o. Chief Executive Office; Jurisdiction of Organization. Neither Seller shall move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days’ prior written notice of such change.
p. Taxes. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.
q. Transactions with Affiliates. Neither Seller will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.
r. Reserved.
s. Irrevocable Instruction Letter. To the extent that either Seller enters into an Interest Rate Protection Agreement or similar arrangement with the Buyer or its Affiliate, such Seller shall execute and deliver an Irrevocable Instruction Letter to Buyer and its Affiliate.
t. True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Sellers, Guarantors, Mezzanine Loan Subsidiary, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Sellers, Guarantors and Mezzanine Loan Subsidiary are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Sellers to Buyer pursuant to this

Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.
u. Plan Assets. Neither Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and neither Seller shall use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Agreement or any Transaction hereunder.
v. Mezzanine Loan Subsidiary Separateness Covenant. Mezzanine Loan Subsidiary shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto; (c) not make any loans or advances to any third party, and shall not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Buyer; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates; (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) not commingle its funds or other assets with those of any Affiliate or any other Person; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; (n) cause each of its direct and indirect owners to agree not to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to Mezzanine Loan Subsidiary; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to Mezzanine Loan Subsidiary; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for any Seller or a substantial portion of its properties; or (iii) make any assignment for the benefit of Mezzanine Loan Subsidiary’s creditors.

w. Hedging. Each Seller shall enter into and maintain Interest Rate Protection Agreements in an amount and in accordance with Sellers’ written policy as approved by Buyer. No Seller shall amend such written policy without the prior written consent of Buyer.
x. Financial Covenants:
     (1) ART shall maintain a consolidated Adjusted Tangible Net Worth greater than or equal to $200,000,000.
     (2) ART’s consolidated ratio of (i) Indebtedness minus Subordinated Debt) to (ii) consolidated Adjusted Tangible Net Worth shall not exceed 5:1.
15. Events of Default; Termination Events.
          Section 15.01. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:
a. Payment Failure. Failure of Sellers to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of any Seller to Buyer or to any Affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.
b. Cross Default. (i) any Seller, any Guarantor, Mezzanine Loan Subsidiary or any of their Affiliates shall be in default under (i) any Indebtedness, in the aggregate, in excess of $2,000,000 of any Seller, any Guarantor, Mezzanine Loan Subsidiary or any of their Affiliates which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts, in the aggregate in excess of $2,000,000 to which any Seller, any Guarantor, Mezzanine Loan Subsidiary or any of their Affiliates is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.
c. Assignment. Assignment or attempted assignment by any Seller, any Guarantor or Mezzanine Loan Subsidiary of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by any Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Buyer.
d. Insolvency. An Act of Insolvency shall have occurred with respect to any Seller, any Guarantor, Mezzanine Loan Subsidiary or any Affiliate.

e. Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of any Seller, any Guarantor, Mezzanine Loan Subsidiary or any of its Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion.
f. Breach of Identified Representation or Covenant or Obligation. A breach by any Seller, any Guarantor or Mezzanine Loan Subsidiary of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(7), 13(a)(19), 14b, 14n, 14t, 14u, 14v and 14x of this Agreement.
g. Breach of Non-Identified Representation or Covenant. A breach by any Seller, any Guarantor or Mezzanine Loan Subsidiary of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(f) above), if such breach is not cured within ten (10) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan) unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Buyer’s determination to enter into this Agreement or Transactions with such party, then such breach shall constitute an immediate Event of Default and Sellers shall have no cure right hereunder).
h. Guarantor Breach. A breach by any Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any “event of default” by any Guarantor under the Guaranty (beyond any applicable cure period), any repudiation of the Guaranty by any Guarantor, or if the Guaranty is not enforceable against any Guarantor.
i. Change of Control. The occurrence of a Change in Control (other than with respect to clause (f) of such definition).
j. Failure to Transfer. Sellers fail to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).
k. Judgment. A final judgment or judgments (i) shall be rendered against the Mezzanine Loan Subsidiary or (ii) for the payment of money in excess of $2,000,000 individually or in the aggregate shall be rendered against any Seller, any Guarantor, or Mezzanine Loan Subsidiary, in each case, by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.
l. Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller, any Guarantor, Mezzanine Loan Subsidiary or any Affiliate thereof, or shall have taken any action to displace the management of any Seller, any Guarantor, Mezzanine Loan Subsidiary or any Affiliate thereof or to curtail its authority in the conduct of the business of any Seller, any Guarantor, Mezzanine Loan Subsidiary or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller, any Guarantor, Mezzanine Loan Subsidiary or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subparagraph shall not have been discontinued or stayed within 30 days.
m. Inability to Perform. An officer of any Seller, any Guarantor or Mezzanine Loan Subsidiary shall admit its inability to, or its intention not to, perform any of any Seller’s Obligations or any Guarantor’s obligations or Mezzanine Loan Subsidiary’s obligations hereunder or under the Guaranty.
n. Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets or other Repurchase Assets purported to be covered hereby.
o. Financial Statements. ART’s consolidated audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of ART as a “going concern” or a reference of similar import.
p. Reserved.
q. Qualification as a REIT. The failure of Arbor Realty Trust Inc. (i) to continue to be qualified as a REIT as defined in Section 856 of the Code or (ii) to continue to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120- REIT filed with the United States Internal Revenue Service for such year, or the entering into by Arbor Realty Trust Inc. of “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) of the Code (taking into account Sections 857(b)(6)(C), 857(b)(6)(d) and 857(b)(6)(e) of the Code) or (iii) to satisfy any of the income or asset tests required to be satisfied by a REIT.
          An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

          Section 15.02.Termination Event. (a) If the following event (a “Termination Event”) occurs, the Administrative Agent shall have the rights set forth in Section 15.02(b):
          a. Change in Control as defined in clause (f) of the definition thereof shall have occurred.
(b) Upon the occurrence of the Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer’s obligation to enter into any additional Transactions. The Sellers shall repurchase any Purchased Assets subject to a Transaction hereunder within 90 days following receipt of a request therefor from the Buyer following the occurrence of a Termination Event.
16. Remedies Upon Default
          In the event that an Event of Default shall have occurred:
a. Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller or any Guarantor), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Sellers, Guarantors and Mezzanine Loan Subsidiary of the exercise of such option as promptly as practicable.
b. If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Sellers hereunder, and (iii) Sellers shall immediately deliver to Buyer the Asset Files relating to any Purchased Assets subject to such Transactions then in Sellers’ possession or control.
c. Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Assets) which are then or may thereafter come in to the possession of Sellers or any third party acting for Sellers. To obtain physical possession of any Purchased Assets held by Custodian, Buyer shall present to Custodian a Trust Receipt. Buyer shall be entitled to specific performance of all agreements of Sellers contained in this Agreement.
d. Buyer shall have the right to direct all servicers then servicing any Purchased Assets to remit all collections thereon to Buyer, and if any such payments are received by Sellers, Sellers shall not commingle the amounts received with other funds of Sellers and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Assets with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Assets and liquidate all Repurchase Assets. Such disposition of Purchased Assets may be, at Buyer’s option, on either a servicing released or a servicing retained basis. Buyer shall not be required to give any warranties as to the Purchased Assets with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets. The foregoing procedure for disposition of the Purchased Assets and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Each Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Assets or the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Purchased Assets in a pool for issuance of mortgage backed securities at the then prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Purchased Assets individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets, to give the Sellers credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder.
e. Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Assets and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.
f. Sellers shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction, but specifically excluding any special, indirect, consequential or punitive damages, in each case, to the extent they are in excess of any out of pocket amounts otherwise lost or expended by Buyer.
g. To the extent permitted by applicable law, Sellers shall be liable to Buyer for interest on any amounts owing by Sellers hereunder, from the date Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by Sellers or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Sellers under this Section 16(g) shall be at a rate equal to the Post Default Rate.
h. Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.
i. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.
j. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
k. Buyer shall have the right to perform reasonable due diligence with respect to Sellers and the Purchased Assets, which review shall be at the expense of Sellers.
l. Each Seller recognizes the Buyer may be unable to effect a public sale of any or all of the Purchased Assets. Each Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Buyer than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.
m. Nothing contained in the Agreement shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Sellers. Notwithstanding anything to the contrary set forth in the Agreement, in no event shall Purchased Assets remain in the custody of Sellers or any Affiliate of any Seller.
17. Reports
a. Notices. Any Seller, any Guarantor or Mezzanine Loan Subsidiary shall furnish to Buyer (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Sellers hereunder which is given to Sellers’ lenders, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by any Seller, Servicer, any Guarantor or Mezzanine Loan Subsidiary of any obligation under any Program Agreement or any material contract or agreement of any Seller, Servicer, any Guarantor or Mezzanine Loan Subsidiary or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:
     (1) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, the unaudited consolidated balance sheets of ART and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for ART and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of ART, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of ART and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);
     (2) as soon as available and in any event within ninety (90) days after the end of each fiscal year of ART, the consolidated balance sheets of ART and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the ART and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of ART and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;
     (3) such other prepared statements that Buyer may reasonably request;

     (4) if applicable, copies of any 10 Ks, 10 Qs, registration statements and other “corporate finance” SEC filings (other than 8 Ks) by Sellers and Guarantors, within 5 Business Days of their filing with the SEC; provided, that, Sellers, Guarantors or any Affiliate will provide Buyer and Credit Suisse First Boston Corporation with a copy of the annual 10 K filed with the SEC by Sellers, Guarantors or their Affiliates, no later than 90 days after the end of the year;
     (5) as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Sellers’ operations;
     (6) as soon as available, but in any event once per calendar quarter, financial statements with respect to the underlying property related to the Purchased Assets (to the extent received by Sellers or Servicer from the related borrower);
     (7) from time to time such other information regarding the financial condition, operations, or business of the Guarantors, Mezzanine Loan Subsidiary or Sellers as Buyer may reasonably request;
     (8) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Guarantors, Mezzanine Loan Subsidiary or any Seller has knowledge of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail;
     (9) as soon as reasonably possible, notice of any of the following events:
     (a) change in the insurance coverage required of any Seller, any Guarantor, Mezzanine Loan Subsidiary, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;
     (b) any material dispute, litigation, investigation, proceeding or suspension between any Seller, any Guarantor, Mezzanine Loan Subsidiary or Servicer, on the one hand, and any Governmental Authority or any Person;
     (c) any material change in accounting policies or financial reporting practices of any Seller, any Guarantor, Mezzanine Loan Subsidiary or Servicer;

     (d) with respect to any Purchased Asset, immediately upon receipt of notice or knowledge thereof, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Purchased Asset;
     (e) any material issues raised upon examination of any Seller or any Seller’s facilities by any Governmental Authority;
     (f) promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets; and
     (g) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to any Seller or Servicer.
     (10) as soon as available, but in any event once per calendar quarter, any material change in the Indebtedness of any Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto.
b. Officer’s Certificates. Sellers will furnish to Buyer, at the time the Sellers furnishes each set of financial statements pursuant to Section 17(a)(1) or (2) above, a certificate of a Responsible Officer of each Seller in the form of Exhibit D hereto.
c. Servicing Reports. Sellers will furnish to Buyer and Backup Servicer a Servicing Report by no later than the Reporting Date.
d. Distribution Worksheet. Sellers shall provide to Buyer, electronically, in a format mutually acceptable to Buyer and Sellers, a Distribution Worksheet by no later than the Reporting Date.
e. Other. Sellers shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.
18. Repurchase Transactions
          Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Assets to Sellers pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Sellers pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.
19. Single Agreement
          Buyer and Sellers acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Sellers agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
20. Notices and Other Communications
          Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.
          If to Sellers:
Arbor Realty SR, Inc.
Arbor TRS Holding Company Inc.’s
c/o Arbor Commercial Mortgage LLC
333 Earle Ovington Boulevard
Uniondale, NY 11553
Attention: Guy Milone, Esq.
Phone Number: (516) 832-7431
Fax Number: (516) 832-6431

          with a copy to:
Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Thomas D. O’Connor, Esq.
Phone Number: (212) 479-6265
Fax Number: (212) 479-6265
          If to Mezzanine Loan Subsidiary:
Arbor Realty Mezzanine LLC
c/o Arbor Commercial Mortgage LLC
333 Earle Ovington Boulevard
Uniondale, NY 11553
Attention: Guy Milone, Esq.
Phone Number: (516) 832-7431
Fax Number: (516) 832-6431
          If to Arbor Realty Trust Inc.:
Arbor Realty Trust Inc.
c/o Arbor Commercial Mortgage LLC
333 Earle Ovington Boulevard
Uniondale, NY 11553
Attention: Guy Milone, Esq.
Phone Number: (516) 832-7431
Fax Number: (516) 832-6431
          If to Arbor Realty Limited Partnership:
Arbor Realty Limited Partnership
c/o Arbor Commercial Mortgage LLC
333 Earle Ovington Boulevard
Uniondale, NY 11553
Attention: Guy Milone, Esq.
Phone Number: (516) 832-7431
Fax Number: (516) 832-6431
          If to Buyer:
Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Attention: Mason Sleeper and Lawrence Goland
Fax Number: (212) 325-8064

          with a copy to:
Column Financial, Inc.
1 Madison Avenue
New York, New York 10010
Attention: Tessa Peters, Esq.
Fax Number: (917) 326-7980
21. Entire Agreement; Severability
          This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
22. Non assignability
          The Program Agreements are not assignable by any Seller, any Guarantor or Mezzanine Loan Subsidiary. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer shall maintain as agent of Sellers, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person approved by Sellers (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing; provided however that Buyer shall not require Sellers to take directions from more than one (1) Person, whether as agent for multiple parties or as principal. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers.
          The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) the Buyer’s obligations under this Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Agreement and the other Program Agreements.
          The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers,

Mezzanine Loan Subsidiary or any of their respective Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Sellers, Mezzanine Loan Subsidiary or any of their respective Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement.
23. Set-off
          In addition to any rights and remedies of Buyer provided by law, Buyer shall have the right, without prior notice to any Seller, any Guarantor or Mezzanine Loan Subsidiary, any such notice being expressly waived by Sellers, Guarantors and Mezzanine Loan Subsidiary to the extent permitted by applicable law, upon any amount becoming due and payable by Sellers, any Guarantor or Mezzanine Loan Subsidiary hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any branch or agency thereof to or for the credit or the account of any Seller, any Guarantor or Mezzanine Loan Subsidiary. Buyer agrees promptly to notify Sellers, Guarantors and Mezzanine Loan Subsidiary after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
24. Binding Effect; Governing Law; Jurisdiction
a. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
b. EACH OF EACH SELLER, EACH GUARANTOR AND MEZZANINE LOAN SUBSIDIARY HEREBY WAIVES TRIAL BY JURY. EACH OF EACH SELLER, EACH GUARANTOR AND MEZZANINE LOAN SUBSIDIARY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. EACH OF EACH SELLER, EACH GUARANTOR AND MEZZANINE LOAN SUBSIDIARY HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25. No Waivers, Etc.
          No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.
26. Intent.
a. The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
b. It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.
c. The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
d. It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
e. This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

27. Disclosure Relating to Certain Federal Protections
          The parties acknowledge that they have been advised that:
a. in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;
b. in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and
c. in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the FDIC or the National Credit Union Share Insurance Fund, as applicable.
28. Power of Attorney
          Each Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Each Seller hereby appoints Buyer as Seller’s agent and attorney in fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney in fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.
29. Buyer May Act Through Affiliates
          Buyer may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.
30. Indemnification; Obligations; Recourse
a. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel)

of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Each Seller, each Guarantor and Mezzanine Loan Subsidiary also agree to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Sellers’, Guarantors’ and Mezzanine Loan Subsidiary’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Each of each Seller, each Guarantor and Mezzanine Loan Subsidiary hereby acknowledges that its obligations hereunder are recourse obligations of Seller, Guarantors and Mezzanine Loan Subsidiary and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets. Each Seller, each Guarantor and Mezzanine Loan Subsidiary also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
b. Without limiting the provisions of Section 30(a) hereof, if Sellers fail to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Buyer, in its sole discretion.
c. The obligations of the Sellers from time to time to pay the Repurchase Price, the Price Differential, and all other amounts due and Obligations owing under this Repurchase Agreement shall be full recourse obligations of the Sellers.
31. Counterparts
          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32. Confidentiality
          This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and Agent and shall be held by Sellers, Guarantors and Mezzanine Loan Subsidiary in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Sellers’, Guarantors’ and Mezzanine Loan Subsidiary’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Sellers may not disclose the name of or identifying information with respect to Buyer or Agent or any pricing terms (including, without limitation, the Pricing Rate, Exit Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.
33. Recording of Communications
          Buyer, Sellers, Guarantors and Mezzanine Loan Subsidiary shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions. Buyer, Sellers, Guarantors and Mezzanine Loan Subsidiary consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.
34. Exit Fee
          In the event that a Purchased Asset (a) is repurchased before the Termination Date and is not directly placed in a CDO Transaction or placed into another investment banking transaction provided by and acceptable to Buyer or an Affiliate of Buyer or (b) is not repurchased before the Termination Date, the Sellers shall pay to the Buyer the applicable Exit Fee on such Repurchase Date to the account set forth in Section 9; provided, that, no such Exit Fee shall be due (x) with respect to a Purchased Asset which is repurchased before the Termination Date, if such Purchased Asset is placed in (i) a CDO transaction for which Credit Suisse First Boston or an Affiliate thereof acts as co-lead manager/underwriter or (ii) a CDO transaction related to Arbor Realty Mortgage Securities Series 2006-1 or (y) with respect to a Purchased Asset not repurchased before the Termination Date, if at any time during the Term, any Seller or an Affiliate entered into a CDO transaction for which Credit Suisse First Boston or an Affiliate thereof acted as co-lead manager/underwriter.

35. Administration Fee
          The Sellers shall pay the Administration Fee to the Buyer in consideration of its administration of the facility pursuant to the terms of the Fee Letter.
36. Periodic Due Diligence Review
          Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Sellers and the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications and updating Market Value determinations, made hereunder, or otherwise, and each Seller agrees that upon reasonable (but no less than five (5) Business Days) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Sellers, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Sellers, Guarantors, Mezzanine Loan Subsidiary and/or the Custodian. Sellers also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Purchased Assets from Sellers based solely upon the information provided by Sellers to Buyer in the Purchased Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset. Buyer may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Sellers. Each Seller further agrees that Sellers shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 36 (“Due Diligence Costs”). In addition to the Due Diligence Costs set forth herein, the Sellers shall also be responsible for the fees related to the Backup Servicer, as set forth in Section 1.6 of the Backup Servicing Agreement, which shall not be subject to the Due Diligence Cap.
37. Reserved
38. Authorizations
          Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Sellers or Buyer, as the case may be, under this Agreement.

39. Documents Mutually Drafted
          The Sellers, Guarantors, Mezzanine Loan Subsidiary and the Buyer agree that this Agreement each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.
40. General Interpretive Principles
          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
a. the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
b. accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;
c. references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
d. a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
e. the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
f. the term “include” or “including” shall mean without limitation by reason of enumeration;
g. all times specified herein or in any other Program Agreement (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and
h. all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.
[Signature Page Follows]

          IN WITNESS WHEREOF, Sellers, Guarantors, Mezzanine Loan Subsidiary and the Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

COLUMN FINANCIAL, INC., as Buyer
By:	/s/ Lawrence Goland
	Name:	Lawrence Goland
	Title:	Vice President

ARBOR REALTY SR, INC., as Seller
By:	John Natalone
	Name:	John Natalone
	Title:	SVP, Treasurer

ARBOR TRS HOLDING COMPANY INC., as Seller
By:	John Natalone
	Name:	John Natalone
	Title:	SVP, Treasurer

ARBOR REALTY LIMITED PARTNERSHIP, as Guarantor
By:	John Natalone
	Name:	John Natalone
	Title:	SVP, Treasurer

ARBOR REALTY TRUST INC., as Guarantor
By:	John Natalone
	Name:	John Natalone
	Title:	SVP, Treasurer

ARBOR REALTY MEZZANINE LLC, as Mezzanine
Loan Subsidiary
By:	John Natalone
	Name:	John Natalone
	Title:	SVP, Treasurer